TriView Global Fund, LLC

                   SUPPLEMENT DATED SEPTEMBER 8, 2011 TO THE
             PROSPECTUS AND DISCLOSURE DOCUMENT DATED JULY 6, 2011


                    ______________________________________

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on September 8, 2011, which amends and restates the 8-K filed August 16, 2011.

THIS PROSPECTUS SUPPLEMENT CONTAINS INFORMATION WHICH AMENDS, SUPPLEMENTS OR MODIFIES CERTAIN INFORMATION CONTAINED IN THE PROSPECTUS AND DISCLOSURE DOCUMENT OF THE TRIVIEW GLOBAL FUND, LLC (THE "FUND") DATED JULY 6, 2011 (THE "PROSPECTUS"), AND SHOULD BE READ TOGETHER THEREWITH.
                    ______________________________________


ALL TERMS USED HEREIN ARE GOVERNED BY THEIR DEFITINIONS IN THE PROSPECTUS.

YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS BEFORE YOU DECIDE TO INVEST.
                    ______________________________________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE FUND IS NOT A REGISTERED MUTUAL FUND UNDER THE INVESTMENT COMPANY ACT OF 1940.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

                    ______________________________________

                          Futures Investment Company
                    ______________________________________

                               September 8, 2011

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                   ________________________________________

                                  FORM 8-K/A
                                Amendment No. 1
                   ________________________________________


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 10, 2011

                           TRIVIEW GLOBAL FUND, LLC
              (Exact Name of Registrant as Specified in Charter)
                   ________________________________________

	DELAWARE		333-119655	20-1689686
	(State or Other 	(Commission 	(IRS Employee
	Jurisdiction 		File No.)	Identification No.)
	of Incorporation or
	Organization)


                             505 Brookfield Drive
                             Dover, Delaware 19901
                   (Address of Principal Executive Offices)

                                (800) 331-1532
                        (Registrant's Telephone Number)

                                     None
        (Former name or former address, if changed since last report.)

[  ]	Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[  ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)

[  ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[  ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))


                                       1
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Item 1. Registrant's Business and Operations.

None.

Item 2	Financial Information

None.

Item 3. Securities and Trading Markets.

None.

Item 4.  Matters Related to Accountants and Financial Statements

None.

Item 5.	Corporate Governance and Management.

None.

Item 6. Asset-Backed Securities.

None.

Item 7. Regulation FD.

None.

Item 8. Other Events.

On July 7, 2011, the Fund had sold $1,376,332.86 in Units and commenced business as of that date. On August 10, 2011, the Fund provided written notice to Unitholders of the following operational changes to the Fund to become effective September 1, 2011.

*	Futures Investment Company ("FIC"), an affiliated introducing broker of the Managing Member, will no longer be paid $15 per round turn brokerage commissions. This updates the following sections of the Fund's prospectus dated July 6, 2011 (the "Prospectus"): "The Risks" on the cover page, "Charges to the Fund" table on page 3, "We must pay substantial fees, charges and expenses regardless of profitability which must be recovered before you can receive a return on your investment" on page 7, the Break-Even Table and Footnote 5 on page 16, "Compensation of the Introducing Broker" on page 20, "Charges to the Fund" table on page 22, "Fund Offering Details" on page SAI-7, and Section 9 of Appendix A entitled "Compensation to the Introducing Broker, Managing Member and the Commodity Trading Advisor".

*	The Managing Member will no longer be paid a 2.5% annual management fee.
This updates the following sections of the Prospectus: "The Risks" on the cover page, "Charges to the Fund" table on page 3, "We must pay substantial fees, charges and expenses regardless of profitability which must be recovered before you can receive a return on your investment" on page 7, " Fund fees may be higher than they would be if they were negotiated" on page 12 (revised below), "Executive Compensation" on page 15, the Break-Even Table and Footnote
6 on page 16, "Compensation of the Managing Member" on page 20, "Charges to the Fund" table on page 22, "Fund Offering Details" on page SAI-7, and Section
9 of Appendix A entitled "Compensation to the Introducing Broker, Managing Member and the Commodity Trading Advisor".

*	The Fund will pay total fixed brokerage commissions of 10% annually, paid monthly, upon the prior month-end net assets, with 2.5% annually paid to the Managing Member and 7.5% annually to FIC. This updates the following sections of the Prospectus: "The Risks" on the cover page, "Charges to the Fund" table on page 3, "We must pay substantial fees, charges and expenses regardless of profitability which must be recovered before you can receive a return on your investment" on page 7, " Fund fees may be higher than they would be if they were negotiated" on page 12 (revised below), "Executive Compensation" on page 15, the Break-Even Table and Footnote 6 on page 16, "Compensation of the Managing Member" on page 20, "Compensation of the Introducing Broker" on page 20, "Charges to the Fund" table on page 22, "Fund Offering Details" on page SAI-7, and Section 9 of Appendix A entitled "Compensation to the Introducing Broker, Managing Member and the Commodity Trading Advisor".

*	All other fees remain the same, including, but not limited to, the trading advisor's management and incentive fee, and estimated per round turn costs paid by the introducing broker to the futures commission merchant.

*	The corporate Managing Member withdrew its CFTC registration as commodity trading advisor on August 4, 2011 because it had never conducted business in that capacity.

*	The following updates the conflicts of interest disclosure on page 12 of the Prospectus:

Fund fees may be higher than they would be if they were negotiated.
The brokerage commissions to the managing member and the affiliated introducing broker have not been negotiated at arm's length. The corporate managing member accepts the credit risk of the Fund to the futures commission merchants and maintains the day to day contact with the selling agent and the commodity trading advisors. It also reviews the daily positions and margin requirements of the Fund. The individual managing member is also the principal of the corporate managing member and a principal and 50% owner of Futures Investment Company, the selling agent and introducing broker. He has a conflict of interest because he is compensated through the managing member and the introducing broker. Specifically, the managing member is paid 2.5% annual brokerage commissions by the Fund, and the introducing broker retains approximately half or less of the 7.5% annual brokerage commissions it is paid. The payment of fixed percentage brokerage commissions as opposed to round turn commissions creates a conflict of interest because the managing member may be incentivized to cause the Fund to trade less frequently to maximize its retention of fixed brokerage commissions.

                                       3
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The Managing Member had estimated in the Prospectus that the $15 per round turn brokerage commissions would amount to 7.5% annually. Accordingly, total fees are estimated to remain the same as a result of this change, as are the break even percentages disclosed on page 16 of the Prospectus.

Item 9. Financial Statements and Exhibits.

None.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant:			TriView Global Fund, LLC
				By TriView Capital Management, Inc.
				Its Managing Member


				By:  /s/ Michael Pacult
				Mr. Michael Pacult
				Sole Director, Sole Shareholder,
 				President, and Treasurer

Date:	September 8, 2011


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